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                                                             September 16, 2004


Cohen & Steers Special Equity Fund, Inc.
757 Third Avenue
New York, New York 10017

Ladies and Gentlemen:

                  We have acted as counsel to Cohen & Steers Special Equity Fund, Inc. (to be named Cohen & Steers Realty Focus Fund, Inc.), an open-end investment company organized as a Maryland corporation (the "Company"), in connection with Post-Effective Amendment No. 12 to the Registration Statement on Form N-1A, File Nos. 333-21993 and 811-08059 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and the Investment Company Act of 1940, as amended, relating to the issuance by the Company of an unlimited number of shares of Class A, Class B, Class C and Class I Common Stock, par value $.001 per share (each such class of Common Stock a "Class" and the shares being issued, collectively, the "Shares").

                  We have examined the Registration Statement and a form of the share certificate for each Class, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this







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Cohen & Steers Special Equity Fund, Inc.                    September 16, 2004


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opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

                  In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

                  Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

                  1. The Company has been duly organized and is validly existing and in good standing as a Maryland corporation.

                  2. The Shares to be offered for sale pursuant to the Registration Statement are, to the extent of the number of Shares of each class authorized in the Company's Charter, duly authorized and, when sold, issued and paid for at their respective net asset values as contemplated by the Registration Statement, will have been validly and legally issued and will be fully paid and nonassessable.

                  Insofar as the opinion expressed herein relates to or is dependent upon matters governed by the law of the State of Maryland, we have relied upon the opinion of Venable LLP dated the date hereof.

                  We do not express any opinion herein concerning any law other than, to the extent set forth herein, the law of the State of Maryland.





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Cohen & Steers Special Equity Fund, Inc.                    September 16, 2004


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                  We hereby consent to the filing of this opinion letter as
Exhibit I(i) to the Registration Statement and to the use of our name under the caption "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information forming a part of the Registration Statement.

                                                Very truly yours,



                                                SIMPSON THACHER & BARTLETT LLP